Exhibit 10.1

May 5, 2026

Douglas Hott

Via personal email

Dear Doug,

Congratulations! We are thrilled to offer you a change in position at Snap Inc. (the “Company” or “Snap”). As part of your new role, you will be eligible for the following starting total rewards package:

Role Summary:

Initial Title: Chief Financial Officer

Effective Date: May 9, 2026

Work Location and Office Address: Santa Monica - 2950 31st St

Job Classification: Full time, exempt

Annual Salary: $1,000,000

You will be paid biweekly, subject to applicable payroll deductions and withholdings.

Snap offers a full range of benefits to support you and your qualified dependents.

You may be eligible to receive discretionary equity awards pursuant to the Company’s compensation program. Please note that whether or not you are eligible to receive discretionary equity awards, as well as the form, amount, and terms of the award, will be determined by the Company in its sole discretion. Please see below for more information about our equity plan and equity awards.

Under the Snap Inc. 2017 Equity Incentive Plan or any successor equity plan (the “Plan”), and subject to approval by the Company’s Board of Directors (the “Board”), the Company will grant you an award of restricted stock units (“RSUs”) as promotion RSUs (“Promotion RSUs”) with an aggregate value of at least $14,900,000. So long as you remain an employee, the Promotion RSUs will vest quarterly over 33 months approximately as follows: 24% in the first 9 months following your vest start date, then 38% in the second 12 months, and 38% in the remaining 12 months.

Subject to your performance, you also will be eligible to receive ongoing equity awards with an initial target annual value of $6,000,000 issued in RSUs subject to vesting. Such ongoing equity will begin vesting after the full vesting of your Promotion RSUs.

For any of the equity awards described above, the number of RSUs granted will be determined by using the fair market value of the Company’s Common Stock, based on the methodology adopted by the Board for such awards. The vesting date and grant price for each award will be set by the Board and you will be notified of the same.

For all RSUs, the Company may, in its sole discretion, elect to hold back a number of vested shares required to cover the taxes, withholdings, and other similar obligations due upon the issuance of the vested RSU shares to you. In all cases, all RSUs will be subject to the terms and conditions of the Plan and the applicable grant agreement.

All equity grants are subject to approval by the Board and will be awarded pursuant to the Plan and any Company compensation program.

Snap Inc. is a dynamic and iterative company and as such, our programs and practices may change from time to time at the Company’s sole discretion. This includes changes to the total rewards package described above. The Company may change your position, duties, and work location from time to time at its discretion. As a Snap Inc. employee, you will be expected to follow Company policies and acknowledge in writing that you have read our Employee Handbook. With the exception of the “employment at-will” policy discussed below, the Company may modify or eliminate its policies at its discretion.

Your employment with the Company is at-will. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying us. Likewise, the Company may terminate your employment at any time or change the terms and conditions of your employment, with or without cause or notice. By signing below, you agree to the at-will nature of your employment and acknowledge that this paragraph describing the at-will nature of your employment supersedes any other agreements or promises made to you by anyone, whether written or oral. Your employment at-will status can be modified only in a written agreement signed by an officer of Snap Inc.

If you accept our offer, we would like you to start your new role on the start date stated in the offer summary above. This offer letter supersedes any other agreements or promises made to you by anyone, whether oral or written.

Sincerely,

/s/ Scott Withycombe

Scott Withycombe, Chief People Officer

Accepted and agreed:

/s/ Douglas Hott

Douglas Hott

Date: May 5, 2026